Exhibit 10.2

Exhibit A

Daou Systems, Inc.

Company Property and Inventions, Non-Competition, Non-Solicitation And

Confidentiality Agreement

I, John A. Roberts, intending to be legally bound, hereby agree as follows:

1. Company Property And Inventions

1.1 Ownership Of Company Property. I acknowledge that all documents, records, files, computer programs and data in my possession or custody, whether made by me or any other person, relating to products/services offered by or other activities of Daou Systems, Inc. (the “Company”) (whether or not the information contained therein is deemed confidential), are and shall remain the sole and exclusive property of the Company.

1.2 Return Of Company Property. Immediately upon the termination of my employment with the Company, whether initiated by me or the Company, whether with or without Cause, I shall deliver to the Company’s Chief Executive Officer, retaining no copies, all Company property (for example, keys, credit cards and computers) and all documents, records, files, computer programs and other data or other writings relating to the Company’s business, regardless of where or by whom said property were kept or prepared.

1.3 Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques which I may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during my employment with the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. I shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. I shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. I shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques, except that the Company shall reimburse me for any expenses which I may incur in vesting absolute title thereto in the Company.

1.4 Prior Inventions. I have attached to this Agreement as Schedule A a complete list of all existing inventions or improvements to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete.

2. Confidentiality

2.1 Confidential Material. During the course of my employment with the Company, I may, from time to time, be placed in a position of trust and confidence in which I receive or contribute to the creation of confidential and/or proprietary information (“Confidential Material”) relative to the operations of the Company. This Confidential Material means all non-public information (in whatever form, whether oral, electronic, contained in documents or other tangible things or observable by inspection) of proprietary or commercial nature relating to the Company, and includes, but is not limited to: business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, practices, strategies and techniques; information concerning the Company’s finances, budget, production volumes and methods for doing business; research and development projects, plans and results; trade secrets (e.g., formulas, methods, processes and specifications) and technical information; the names and addresses of the Company’s employees, vendors, suppliers, distributors, customers, potential customers and former customers; customer lists; pricing, credit and financial information; and any other data or information relating to the business of the Company which is not generally known by and readily accessible to the public. Of particular importance to the Company is the protection of the confidentiality of its manner and method of designing, implementing, integrating and managing health care information networks to increase productivity and profit and to reduce cost. The particular combination of network products used by the Company is the product of research and development by the Company is not publicly available.

2.2 Restrictions On Disclosure. I may use and/or disclose Confidential Material only during my employment with the Company and only as necessary to further the Company’s interests. During my employment with the Company and at all times thereafter, regardless of the reason for the termination, whether by me or the Company, I shall not use for my personal benefit or for any purpose which does not further and/or which is inconsistent with the interests of the Company, or disclose, communicate or divulge to any person, firm, association, or company other than the Company, any Confidential Material which I may acquire in the course of my employment and which is not generally known by and/or readily accessible to the public.

2.3 Notice To Company Of Required Disclosure. I shall provide the Company with written notice if I am required to disclose any Confidential Material by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or me or by any administrative body or legislative body (including a committee thereof) with jurisdiction. Such written notice shall be sent to the Company’s Chief Executive Officer promptly after I am notified of the required disclosure. Any and all documents relating to such request or demand shall be included with such notification. I shall wait ten (10) working days (or the maximum permitted by any legal process, if less) before making a disclosure or production to give the Company time to determine whether to challenge such disclosure and/or to seek a protective order. I further agree to use reasonable efforts to safeguard the Confidential Material from unauthorized disclosure.

3. Covenant Against Interference

3.1 Restrictions During Restrictive Period. For a period of one (1) year after the termination of my employment with the Company (“Restrictive Period”), for any reason, whether by me or the Company, regardless of the reason, I shall not, for my own benefit or for the benefit of any third party, directly or indirectly, in any capacity (as an employee, independent contractor, owner or otherwise) participate in any of the following activities:

(a)	Induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any prospective employee not to establish a relationship with the Company; or

(b)	Induce or attempt to induce any current customer to terminate its relationship with the Company or any potential customer not to establish a relationship with the Company; or

(c)	Solicit or do any solicited or unsolicited business with any current customer, former customer (within two (2) years of date of termination) or potential customer (engaged in discussions at date of termination) of the Company; or

(d)	Engage in or be financially interested in any business activities which are the same as, similar to or in competition with the business activities carried on or being planned by the Company at the time of Employee’s termination. This restriction includes any company or person that has been identified by the Company as a possible acquisition candidate and as to which the Company has begun a due diligence review. It shall not be a violation of this Agreement for Employee to own less than 5% of the publicly traded equity securities of any company.

In light of the fact that the Company’s customers and sales are throughout the entire United States, the restrictions set forth above shall apply throughout the entire United States.

3.2 Liquidated Damages. In the event I perform work for any customer in violation of the above paragraph 3(a)(iii), in addition to other remedies, I agree to pay Daou Systems, Inc., as liquidated damages, twenty percent (20%) of all fees and other monies billed to said customer by me for such work, or by any employer, partner, agent or principal of mine performing work for said customer.

3.3 Prior Provision of Services to a Client of the Company. The Company recognizes that I may have clients of my own for whom I provided consultative services (that are similar in nature as those services provided by Daou Systems, Inc. to its clients) prior to my employment with the Company. In this event, the Company and I agree as follows:

(a)	Such clients are identified in Schedule B to this Agreement; and

(b)	During my employment with the Company, unless otherwise agreed to in writing by the Company and me, any additional work performed for clients identified in Schedule B shall be performed by Daou Systems, Inc., including performance of any work by me as an employee of Daou Systems, Inc., and such work shall be governed by Daou’s billing policies and services agreements, and subject to Daou’s methods, including client management methods; accordingly, all compensation paid by the client for services rendered by me, at my direction or control, or with my involvement shall be paid to the Company.

3.4 Damages. I acknowledge and agree that, in view of the nature of the business in which the Company is engaged, the restrictions contained above are reasonable and necessary to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and I therefore acknowledge and agree that, in the event of my violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

3.5 Enforceability. I further agree that if any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s). If a covenant is held to be unenforceable because of the area covered, the duration thereof and/or the scope thereof, I agree that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.

3.6 Reasonableness of Covenant Against Interference. I agree that my knowledge, skill and abilities at the time of my execution of this Covenant Against Interference is sufficient to permit me to earn a living during the Restrictive Period while honoring my commitments set forth in this Covenant Against Interference.

4. Miscellaneous

4.1 Consideration. I acknowledge that I received adequate consideration for my agreeing to be bound by the covenants contained in this Agreement. More specifically, I am signing this Agreement in conjunction with my Employment Agreement and confirm that my Employment Agreement constitutes adequate consideration to support the covenants contained in this Agreement.

4.2 Entire Agreement, Controlling Law, Provisions Separable. This Agreement constitutes the entire understanding between the parties with respect to the subject matters herein, supersedes any and all prior agreements with respect to the subject matter hereof, may be modified only in writing signed by all parties, shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, and contains provisions which are independent of and separable from each other, such that no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision is held invalid or unenforceable in whole or in part.

IN WITNESS WHEREOF, Daou Systems, Inc. and John A. Roberts have executed, in duplicate copies, this Agreement effective as of the dates shown below:

Date:
Vincent K. Roach, Chief Executive Officer

Date:
John A. Roberts

Daou Systems, Inc.

Company Property and Inventions, Non-Competition, Non-Solicitation And

Confidentiality Agreement

Schedule A

1. The following is a complete list of inventions or improvements relevant to the subject matter of my employment by Daou Systems, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement.

No	inventions or improvements

See below:

Additional sheets attached

2. I propose to bring to my employment the following materials and documents of a former employer:

No materials or documents

See below:

John A. Roberts

Daou Systems, Inc.

Company Property and Inventions, Non-Competition, Non-Solicitation And

Confidentiality Agreement

Schedule B

Clients of Employee

As of the Effective Date of this Agreement

And subject to this Agreement

Entity or Individual	Address